Filed pursuant to Rule 424(b)(3)

Registration No. 333-177918

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated August 29, 2013

EUROCAN HOLDINGS LTD.

8,000,000 Shares of Common Stock

This prospectus supplement supplements the prospectus dated August 29, 2013, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 8,000,000 shares of common stock of Eurocan Holdings Ltd.

The purpose of this prospectus supplement is to modify the “Selling Stockholders” section of the prospectus to (a) increase the number of shares being sold by Michael Williams to 2,540,000; and (b) remove Paul Kirkitelos and his shares of our common stock (the “Removed Shares”) from the list of selling stockholders. Michael Williams is the President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and a director of Eurocan Holdings Ltd. To our knowledge, Mr. Kirkitelos has not yet sold any of the Removed Shares.

This prospectus supplement includes a new “Selling Stockholder” section that reflects the increase in the number of shares of our common stock being sold by Michael Williams, omits Mr. Kirkitelos and the Removed Shares and supersedes in its entirety the “Selling Stockholder” section in the prospectus.

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus dated August 26, 2013, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 29, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2013.

Selling Stockholders

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 8,000,000 shares of our common stock. These shares were acquired from us in private placements that were exempt from registration under the Securities Act. The offered shares include the following:

1. 200,000 shares of our common stock acquired from us in 2004 through an offering that was exempt from registration in reliance under Rule 903(b)(3) of Regulation S promulgated under the Securities Act;

2. 1,250,000 shares of our common stock acquired from us in 2004 through an offering that was exempt from registration under section 4(2) of the Securities Act;

3. 7,500,000 shares of our common stock acquired from us in 2006 through an offering that was exempt from registration under section 4(2) of the Securities Act. No general solicitation was made in connection with the offer or sale of these securities;

4. 2,000,000 shares of our common stock acquired from us in 2007 through an offering that was exempt from registration under Rule 903(b)(3) of Regulation S, promulgated under the Securities Act;

5. 160,000 shares of our common stock acquired from us in November 2009 through an offering that was exempt from registration under section 3(a)(11) of the Securities Act, section 4(2) of the Securities Act and Rule 504 of Regulation D, promulgated under the Securities Act;

6. 170,000 shares of our common stock acquired from us in May 2010 through an offering that was exempt from registration under Rule 903(b)(3) of Regulation S, promulgated under the Securities Act of 1933;

7. 20,000 shares of our common stock acquired from us in July 2010 through an offering that was exempt from registration under section 4(2) of the Securities Act and Rule 504 of Regulation D, promulgated under the Securities Act;

8. 40,000 shares of our common stock acquired from us in July 2010 through an offering that was exempt from registration under Rule 903(b)(3) of Regulation S, promulgated under the Securities Act of 1933; and

9. 120,000 shares of our common stock acquired from us in September 2010 through an offering that was exempt from registration under section 3(a)(11) of the Securities Act, section 4(2) of the Securities Act and Rule 504 of Regulation D, promulgated under the Securities Act.

All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 12,710,000 shares of common stock outstanding as of August 26, 2013.

	Beneficial	Shares of	Beneficial	Percentage
	Ownership	Common Stock	Ownership	of Common
	Before the	Included in	After the	Stock Owned
Name	Offering	Prospectus	Offering (1)	After Offering (2)

Michael Williams (11)	6,000,000	2,540,000	3,460,000	27.2%
George Drazenovic	1,250,000	1,250,000	Nil	Nil
Francesco Bardazzi (3)	510,000	510,000	Nil	Nil
Janusz Kawa	510,000	510,000	Nil	Nil
Keryn Huang	510,000	510,000	Nil	Nil
Cameron Crowe	500,000	500,000	Nil	Nil
Green Shoe Investments Ltd.(4)	500,000	500,000	Nil	Nil
Jennifer Williams (5)	500,000	500,000	Nil	Nil
Les Crowe	500,000	500,000	Nil	Nil
Fahrinsland Capital LLC(6)	200,000	200,000	Nil	Nil
Jasmine Wang	120,000	120,000	Nil	Nil
David Williams (7)	30,000	30,000	Nil	Nil
Dafne Eunice Espinoza Fuentes	20,000	20,000	Nil	Nil
Lluvia Elizabeth Valles Martinez	20,000	20,000	Nil	Nil
Aileen Son	10,000	10,000	Nil	Nil
Carla Anastasio (8)	10,000	10,000	Nil	Nil
Carlos Albertao Hernandez Santos	10,000	10,000	Nil	Nil
Daniela Anastasio (10)	10,000	10,000	Nil	Nil
Diego Guerra	10,000	10,000	Nil	Nil
Dmitry Trakovsky	10,000	10,000	Nil	Nil
Edna Mancha	10,000	10,000	Nil	Nil
Elena Beznosova	10,000	10,000	Nil	Nil
Elizabeth Sapienza	10,000	10,000	Nil	Nil
Elushika M. Weerakoon	10,000	10,000	Nil	Nil
Emilie Caillois	10,000	10,000	Nil	Nil
Felix Oscar Cerda Gonzalez	10,000	10,000	Nil	Nil
Filomena Ricciardi	10,000	10,000	Nil	Nil
Gabriela Anastasio (9)	10,000	10,000	Nil	Nil
Gordon Aston	10,000	10,000	Nil	Nil
Jonathan Wilkinson	10,000	10,000	Nil	Nil
Jose Alanis Garcia	10,000	10,000	Nil	Nil
Jose Antonio Fuentes Ortega	10,000	10,000	Nil	Nil
Linda Alejandra Sandoval Morales	10,000	10,000	Nil	Nil
Majdouline Jabri	10,000	10,000	Nil	Nil
Mariana Guerra Lozano	10,000	10,000	Nil	Nil
Mishell Alvarado Gonzalez	10,000	10,000	Nil	Nil
Pablo Armendariz	10,000	10,000	Nil	Nil
Peter Vogl	10,000	10,000	Nil	Nil
Rahel Steinbach	10,000	10,000	Nil	Nil
Rosalva Cardenas Rodrigues	10,000	10,000	Nil	Nil
Ruben Dario Hernandez Castillo	10,000	10,000	Nil	Nil
Victoria Guerra Lozano	10,000	10,000	Nil	Nil
Yanyi Wang	10,000	10,000	Nil	Nil
(1)	It is assumed for the purposes of this table that the selling stockholders will sell all of the shares included in this prospectus, and that none of the selling stockholders will sell shares of common stock not being included in this prospectus or purchases additional shares of common stock.
(2)	Based on 12,710,000 shares outstanding as of July 30, 2012.
(3)	Francesco Bardazzi is the husband of Daniela Anastasio, a director of Eurocan Holdings Ltd.
(4)	Green Shoe Investments Ltd. is controlled by Roger Knox.
(5)	Jennifer Williams is the wife of Michael Williams, the President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and a director of Eurocan Holdings Ltd.
(6)	Fahrinsland Capital LLC is controlled by Lavinia Tom.
(7)	David Williams is the brother of Michael Williams, the President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and a director of Eurocan Holdings Ltd.
(8)	Carla Anastasio is the sister of Daniela Anastasio, a director of Eurocan Holdings Ltd.
(9)	Gabriela Anastasio is the sister of Daniela Anastasio, a director of Eurocan Holdings Ltd.
(10)	Daniela Anastasio is a director of Eurocan Holdings Ltd.
(11)	Michael Williams is the President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and a director of Eurocan Holdings Ltd.

Except as noted above, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. No selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.